KATY NEWS

FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC. RESUMES
SHARE REPURCHASE PROGRAM

MIDDLEBURY, CT - December 5, 2005 - Katy Industries, Inc. (NYSE: KT) today announced that it has resumed its $5.0 million share repurchase plan, which the company previously suspended in May 2004. From the inception of the plan in April 2003 until the May 2004 suspension, Katy has purchased 494,800 shares of common stock on the open market for approximately $2.6 million.

“We believe that the repurchase of our shares is an appealing investment at current share prices and a sensible use of the company’s resources,” said Anthony T. Castor III, Katy Industries’ President and Chief Executive Officer.

Under the plan, the company may conduct its purchases in the open market or through privately negotiated transactions from time to time in compliance with the Securities and Exchange Commission’s regulations, subject to market conditions and other factors. The repurchase plan does not require Katy to acquire any specific number of shares of its common stock and may be terminated at any time.

This press release may contain various forward-looking statements. The forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by, and information currently available to, the company’s management. Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business. The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy’s filings with the SEC, which may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Electrical Products and Maintenance Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(203) 598-0397